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                                                                    EXHIBIT 4.65

                                [SCMB Letterhead]

                                CORPORATE BANKING DIVISION

PRIVATE AND CONFIDENTIAL        Standard Bank Centre  PO Box 61344
                                3 Simmonds Street     Marshalltown 2107
The Directors                   Johannesburg 2001
Durban Roodepoort Deep Limited                        S.W.I.F.T. SBZA ZA JJ
PO Box 390                                            Telegrams"STANMERBANK"
Maraisburg                                            Telex 4-87620, 4-87629
1700                                                  Fax   (011) 636-2371
                                                      Telephone
                                                      Switchboard (011) 636-9115

ATTENTION:  Mr I Murray

Date                 Direct          In reply please  Your reference
                     telephone       quote our
                     number          reference
14 November 2003     (011) 636-3936  UK/ss

Dear Sirs

BANKING FACILITIES

The Standard Bank of South Africa Limited (including all of its divisions hereinafter referred to as "the Bank") represented by its Standard Corporate and Merchant Bank Division, confirms having granted certain banking facilities ("the Facilities") to Durban Roodepoort Deep Limited ("the Customer"). The Facilities shall upon signature hereof by the Customer and any other signatories hereto, be subject to the revised terms and conditions contained in this letter and in all appendices hereto.

1.    THE FACILITIES

NATURE OF FACILITY                         MAXIMUM AGGREGATE LIMIT
------------------                         -----------------------
CREDIT CARDS                                      R 70 000

STANNIC
-   Liquidating Credit Line                       R 300 000
-   Fleet Management Service                      R 32 000

Standard Corporate and Merchant Bank

A division of The Standard Bank of South Africa Limited Reg. No. 1962/000738/06 Registered Bank

Directors: D E Cooper (Chairman), J H Maree* (Chief Executive), D D B Band, E Bradley. T Evans. T S Gcabashe, D A Hawton, Sir Paul Judge*, S J Macozoma, R P Menell, Adv K D Moroka, A C Nissen. R A Plumbridge, M J D Ruck*, Sir Robert Smith*, Dr C L Stals, Dr C B Strauss

*Executive director *British

Secretary: Wuffsohn Executive Director

GUARANTEES BY BANK

-      Performance Guarantees                           R    9 508 000
DERIVATIVE PRODUCTS

-      Gold Hedging Facility
       (70 200 oz 1 year)

-      Forward Exchange Contracts                       R   37 000 000
       (Maturities within 370 days)

-      Cross Currency Swap                              R   80 000 000
       (4 years)

ELECTRONIC BANKING TRANSACTIONAL
LIMITS

-      CORPORATE ACCESS TERMINAL
       SYSTEM (CATS)

       -   Own Accounts                                 R   31 000 000
       -   Same Day Soonest Value                       R  152 700 000
           Services (SSVS)

-      ELECTRONIC FUNDS TRANSFER
       SERVICE (EFTS)

       -   Monthly                                      R   25 800 000
       -   December                                     R   25 800 000

2.    CONDITIONS PRECEDENT

      2.1 Any new terms contained in this letter and which are, in the opinion of the Bank, for the benefit of the Customer (including but not limited to any increased or new limits), shall only become of force and effect upon fulfillment, to the satisfaction of the Bank of the following conditions precedent:

            2.1.1 that all formalities referred to in the paragraph headed
                  "Acceptance" have been duly completed.

      2.2 The above conditions are inserted for the benefit of the Bank, who may waive any of the said conditions in its sole discretion.

      2.3 With respect to any increased limit/s, the limit/s previously in place shall be applicable until such time as the said conditions precedent have been fulfilled or waived.

3.    SECURITY

      3.1 Any security currently held by the Bank shall also constitute security for the Facilities.

4.    ADDITIONAL TERMS

      4.1   ADDITIONAL PARTIES

            4.1.1 The parties listed in the facilities schedule attached to this letter and any other parties requested by the Customer from time to time and agreed to by the Bank in its sole discretion ("the Additional Parties"), are hereby expressly authorised by the Customer, and shall consequently be entitled, to utilise the Facilities together with the Customer, in accordance with the details set out in the said

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                  facilities schedule, or otherwise as the Bank may with respect to both the Customer and the Additional Parties, from time to time in its sole discretion allow. Any amounts outstanding at any time in respect of the Facilities so utilised by any Additional Party and not discharged on due date by such Additional Party, shall be discharged in full by the Customer, forthwith upon receipt by the Customer of the Bank's written demand. Any such utilisation by an Additional Party shall be subject to the terms and conditions contained in this letter and any appendices hereto, and shall further be subject to:

                  4.1.1.1 all the conditions precedent contained in this letter having been fulfilled or waived;

                  4.1.1.2 the aggregate amount of the utilisation of the
                          Facilities by the Customer and the Additional Parties not at any time exceeding the maximum aggregate limit for each facility except to the extent the Bank, may in its sole discretion allow;

                  4.1.1.3 the Additional Parties not being entitled to utilise such facilities in the event the Facilities are terminated by the Bank, by notice to the Customer, or otherwise in terms of this letter;

                  4.1.1.4 the Additional Parties having signed this letter and any separate documentation pertaining to any facility, should the Bank so require.

            4.1.2 Should the Bank offer (or have offered) its cash management service to the Customer, any parties ("the Participating Parties") which from time to time participate in the Customer's cash management arrangement shall also be entitled to utilise the Customer's overdraft facility subject to the provisions of this letter. The Participating Parties shall consequently be deemed to be included in the definition of "the Additional Parties" for purposes of this paragraph 4.1.

            4.1.3 Without derogating from the provisions of 4.1.1. above, the following further parties listed below shall, subject to the provisions of this letter, also be entitled to use the Customer's Electronic Banking Transactional Limits in such amounts as the Bank may from time to time in its sole discretion allow, and such parties shall accordingly be deemed to be included in the definition of "Additional Parties" for the purposes of this paragraph 4.1:

                  4.1.3.1 Hartebeesfontein Gold Mine Company Limited;

                  4.1.3.2 East Rand Proprietary Mines Limited.

            4.1.4 Without prejudice to the Bank's rights in terms of any other provisions of this paragraph 4.1., the Customer hereby indemnifies and holds the Bank harmless, against any loss or damage of whatsoever nature, which the Bank may suffer or sustain, arising from, or relating to the utilisation of the Facilities by any Additional Party in terms of this letter.

      4.2   PROVISION OF INFORMATION

            The Customer by its signature hereto, undertakes to furnish the Bank with:

            4.2.1 signed copies of the annual audited financial statements in respect of such parties as the Bank may require, as soon as those financial statements are ready

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                  and available, but in any event within a period of 90 days from the end of the financial year to which they relate;

            4.2.2 such further information as the Bank may require, from time to time.

      4.3   FURTHER UNDERTAKINGS

            The Customer by its signature hereto, undertakes to the Bank:

            4.3.1 that the amount in the call deposit account ceded and pledged by the Customer to the Bank in terms of the cession and pledge document dated 10 November 2003 in favour of the Bank, will at all times exceed one times the amount of the utilisation at any point in time under the Guarantees by Bank facility.

5.    ACCEPTANCE

      To indicate your acceptance of the aforegoing, kindly initial each page of the attached duplicate of this letter (including any appendices hereto), sign the acknowledgement on the final page of the letter and return same to the Bank, in which event the Bank shall require and the Customer by its signature hereto undertakes to procure that:

5.1 together with this letter, the Bank is furnished with a certified copy/ies of a supporting resolution/s in relation to this facility letter along the lines of the enclosed specimen/s or in a format otherwise acceptable to the Bank;

5.2 prior to returning this letter to the Bank, the Customer's Company Secretary signs the confirmation at the foot of this letter and to the extent that the memorandum and articles of the Customer have been amended since they were furnished to the Bank, provides the Bank with copies of the amending resolutions together with this letter.

6.    CONFLICT

      6.1 The terms and conditions of this letter, any appendices to this letter and any separate terms and conditions (embodied in writing) or written agreements relating to a facility, shall be read together, provided that should a conflict exist or arise:

            6.1.1 the separate terms and conditions relating to a particular facility shall prevail; and

            6.1.2 subject to 6.1.1. the contents of this letter shall prevail over any appendices hereto.

      6.2 To the extent there are any undertakings, warranties or the like by the Customer or any other party, contained in this letter or any of its appendices, such undertakings, warranties or the like do not in any way prejudice or detract from the Bank's rights with respect to facilities that are repayable or terminable in terms of paragraph 2 of appendix "A".

                                       4
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Yours faithfully

U Khan
ACCOUNT EXECUTIVE

TERMS AND CONDITIONS ACCEPTED

SIGNED AT_______________________________________ ON __________________________
December __, 2003

For:  DURBAN ROODEPOORT DEEP LIMITED (REGISTRATION NUMBER: 1895/0009226/06)

Signature: /s/ W.G. Koonin                       /s/ J.H. Dissel
          --------------------------             ---------------------------

Physical Address:        DRD Building
                         45 Empire Rd. Parktown

Telephone No.:           + 2711 381 7800

Facsimile No.:           + 2711 482 1022

CONFIRMATION BY COMPANY SECRETARY

I, __________________________________, THE COMPANY SECRETARY OF THE CUSTOMER, DO
HEREBY CONFIRM THAT THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE CUSTOMER [*HAVE NOT BEEN AMENDED SINCE HAVING BEEN FURNISHED TO THE BANK ON OR ABOUT 22 AUGUST 2000 /HAVE BEEN AMENDED BY THE SPECIAL RESOLUTIONS ENCLOSED HEREWITH]

SIGNED AT ________________________________ON __________________________ 2003.

_____________________
COMPANY SECRETARY

*delete and initial whichever not applicable.

                                                                      APPENDIX A

                          GENERAL TERMS AND CONDITIONS

1.    DEFINITIONS

      1.1 In this appendix, words and phrases shall, unless the context indicates otherwise, or the relevant word or phrase is defined separately in this appendix, bear the meanings assigned to them in the letter of offer ("THE OFFER LETTER") to which this document forms an appendix.

      1.2 The Offer Letter together with all appendices thereto is referred to as "THE FACILITY LETTER".

      1.3 "BUSINESS DAY" shall mean any day which is not a Saturday, Sunday or public holiday in South Africa and, in the case of an offshore loan, not a public holiday in the country of the currency in which the loan has been or is requested to be granted, or in the Isle of Man (in the case where the loan has been or is requested to be granted out of the Isle of Man).

      1.4 "SUBSIDIARY COMPANY" or "SUBSIDIARY" shall bear the meaning prescribed in the Companies Act 61 of 1973, as amended.

2.    DURATION AND REPAYMENT OF FACILITIES

      Subject to any contrary provisions with respect to a particular facility (or a particular instrument) contained in the Offer Letter, or in any other appendices to the Offer Letter or in any other written agreement:

      2.1 each facility may be terminated by the Bank by notice to the Customer to that effect in which event the relevant facility/ies shall either be cancelled forthwith or from any subsequent date stated in that notice; and/or

      2.2 the Bank may, by notice to the Customer, require all amounts outstanding under all or a particular facility/ies (or instrument/s) to be repaid immediately or by any later date stated in such notice; and/or

      2.3 the aggregate maximum limit for each facility may be reduced by the Bank by notice to that effect to the Customer, in which event all amounts in excess of the limit/s so reduced shall become immediately repayable;

      2.4 if a payment in terms of a facility falls due on a day which is not a Business Day, then such payment shall be made on the following Business Day, or if such day falls in the next calendar month and the Bank so requires, the immediately preceding Business Day, and the relevant interest period shall be adjusted accordingly.

3.    INTEREST

      3.1   Interest shall be:

            3.1.1 payable at a rate which shall initially be determined and may subsequently be altered from time to time by the Bank;

            3.1.2 calculated on the daily balance owing under a facility, notwithstanding that such balance may have been increased by the debiting of interest to such balance;

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            3.1.3   calculated on the basis of a 365 day year factor,
                    irrespective of whether or not the year in question is a leap year.

      3.2 Any excess availment above the agreed limit for a facility, shall without prejudice to any other rights the Bank may have, attract additional interest at a rate of 2,5% p.a.

4.    EXCHANGE CONTROL

      Should the Customer (or any Additional Party) become subject to the provisions of Exchange Control Regulation 3(1)(f) the Customer warrants that the Facilities will be duly reported in the Exchange Control questionnaire (Form MP79(a)) submitted annually by the Customer (or Additional Party, as the case may be).

5.    CERTIFICATE

      A certificate signed by any manager of the Bank (whose appointment or authority need not be proved) as to any amount owing to the Bank under the Facility Letter, the rates of interest and any other fact stated therein, shall, on its mere production, be prima facie proof of the content of such certificate.

6.    PENALTY INTEREST

      At any time after the occurrence of an event of default in terms of the Facility Letter the Bank shall be entitled to levy interest on any amounts owing under the Facility Letter at the rate of 2,5% (two comma five per cent) per annum above "Prime" which is defined below, compounded monthly in arrears, without prejudice to any right which the Bank may otherwise have as a result of that event of default.

      "Prime" is the publicly quoted basic rate of interest per annum ruling from time to time (as certified by any manager or director of the Bank, whose appointment it shall not be necessary to prove) at which the Bank lends on overdraft.

7.    FREE OF DEDUCTION

      All amounts paid to the Bank under the Facility Letter shall be made free of deduction or set-off. Should the Customer (or any Additional Party) be compelled by law to withhold or deduct any taxes or other charges from any amounts payable to the Bank, the amounts payable to the Bank shall be increased to the extent necessary to ensure that the Bank receives the amounts payable, free of such withhold or deduction.

8.    ALLOCATION OF PAYMENTS

      The Bank will be entitled to allocate any payments received under the Facility Letter to any indebtedness of the Customer (or any Additional Party) to the Bank and the Customer waives any rights it may have to name the debt in respect of which payment is made.

9.    WARRANTIES

      The Customer by its signature hereto, represents and warrants to the Bank on the date of signature hereof and, in the case of paragraphs 9.1. to
      9.4. on each date upon which a facility is utilised, that:

      9.1 it is a corporation duly registered and existing under the laws of the Republic of South Africa (if the Customer is cited as a corporation in this letter);

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

      9.2 it has full power to enter into and perform in terms of the Facility Letter and has taken all necessary corporate and other actions to authorise the borrowings hereunder, including such steps as may be necessary to comply with the provisions of Article 60 of Table A or
            Article 61 of Table B of the Companies Act 1973 (as amended) if applicable;

      9.3 the Facilities constitute legal, valid, binding and enforceable obligations of the Customer;

      9.4 no litigation, arbitration or administrative proceeding is presently in progress or, to the knowledge of the Customer, pending or threatened against it, or any of its assets or assets to be acquired which relate to the Facilities or which would have a materially adverse effect on the financial condition of the Customer;

      9.5 it has disclosed to the Bank any and all material information which may have affected the Bank's decision to grant the Facilities.

10.   CHANGE IN CIRCUMSTANCES AND COMMITMENT FEE

      10.1 Notwithstanding anything contained in the Facility Letter to the contrary, if any change in or introduction of any law, regulation, ruling, directive, policy and/or guidelines or any other similar event with which the Bank or any of its divisions is obliged to comply and/or which is in accordance with the practice of a responsible banker, or any interpretation or administration thereof, results in any increase to the Bank in the cost of maintaining and/or providing any of the facility options or any unutilised portions thereof, the Bank reserves the right to recover such additional costs from the Customer on demand.

      10.2 As the Bank is obliged in terms of current legislation to observe reserving requirements for maintaining unutilised facilities where its commitment to provide funds is for periods in excess of 365 days, the Bank reserves the right to levy a commitment fee at its usual rates prevailing from time to time and in accordance with normal banking practice, for keeping any unused portion of the Facilities at the Customer's disposal.

11.   LEGAL CHARGES

      All legal costs and fees (on the attorney and own client scale) and other charges and expenses in connection with the Facilities including but not limited to all costs incurred by the Bank in the enforcement of any of its rights under the Facility Letter, the preparation of the Facility Letter or any other documentation in relation hereto, the registration and eventual cancellation of any bonds referred to in the Facility Letter, and the premiums on any insurance policy(ies) which may be ceded to the Bank together with the stamp duty due on the required security documents, will be for the account of the Customer and payable on demand.

12.   WHOLE AGREEMENT, VARIATION OF TERMS, NO INDULGENCE

      12.1 The agreement created upon acceptance of the Facility Letter by the Customer shall constitute the whole agreement between the Bank and the Customer relating to the subject matter of the Facility Letter.

      12.2 Save for an amendment referred to in the paragraph headed "Switching between Facilities" no addition to, variation, or amendment, or consensual cancellation of any of the terms contained in the Facility Letter shall be of any force or effect unless it is recorded in writing and is signed on behalf of the Bank by one of its authorised officials and accepted by the Customer.

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      12.3  No indulgence shown or extension of time given by the Bank shall operate as an estoppel against the Bank or waiver of any of the Bank's rights unless recorded in writing and signed by the Bank.

      12.4 The Bank shall not be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the conclusion of any agreement and/or whether it was negligent or not.

13.   SEVERABILITY

      Each provision of the Facility Letter is severable, the one from the other and, if at any time any provision is or becomes or is found to be illegal, invalid, defective or unenforceable for any reason by any competent court, the remaining provisions shall be of full force and effect and shall continue to be of full force and effect.

14.   GOVERNING LAW

      The terms of the Facility Letter shall be governed by and interpreted in accordance with the laws of the Republic of South Africa.

15.   DOMICILIUM AND NOTICES

      15.1 The Customer chooses as its domicilium citandi et executandi for all purposes in connection with the Facility Letter at the address set out under its acceptance of the Facility Letter.

            Such domicilium may be changed to another physical address within the Republic of South Africa upon 14 days written notice to the Bank.

      15.2 Any notices sent or delivered to the Customer shall be deemed to have been received, if sent or delivered to the address nominated by the Customer in terms of this paragraph:

            15.2.1  by hand, on the date of delivery;

            15.2.2  by prepaid post, 7 days after the date of posting;

            15.2.3 by telex or telefacsimile, on the first Business Day following transmission.

      15.3 Notwithstanding anything to the contrary in this paragraph a written notice or other communication actually received by any party shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

16.   CESSION

      Neither the Customer nor any Additional Parties shall be entitled to cede or delegate their rights and/or obligations in terms of the Facility Letter to any party without the prior written consent of the Bank.

17.   ARBITRATION

      If any claim by the Bank in connection with the Facilities or indebtedness to the Bank should be disputed, the matter in dispute may at the Bank's option be referred to arbitration in accordance with the arbitration laws of the Republic of South Africa.

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18.   DISCLOSURE OF INFORMATION

      The Customer authorises the Bank to furnish Standard Bank Group Limited, any other subsidiary or associate company of Standard Bank Group Limited, and any cessionary of the Bank's rights in terms hereof, with any information and documentation they may request regarding the Facilities, the Additional Parties or the Customer.

19.   SWITCHING BETWEEN FACILITIES

      The Customer shall be entitled to request that all or part of any unutilised portions of the maximum aggregate limit for a particular facility be allocated to another facility. Should the Bank agree to such request and whether such agreement is notified to the Customer or not, the maximum aggregate limits for the facilities in question shall be deemed to be amended accordingly. If a re-allocation is made in terms of this paragraph to a type of facility not previously granted, such new facility will be deemed to have been incorporated in the Offer Letter and accordingly in the definition of "the Facilities", and the maximum aggregate limit for such facility shall be the amount allocated thereto.

      In the event of the maximum aggregate limit ("the limit") of any of the Facilities being exceeded at any time, the Bank may without notice and without prejudice to any of its other rights as a result of such breach, in its sole discretion elect to eliminate such excess by appropriating the whole or any portion of the limit's allocated to the remaining Facilities which are not utilised to increase the limit of the facility which is in excess. The Bank shall also be entitled, but not obliged, to reallocate limits in terms of this paragraph to the extent a request from the Customer or an Additional Party to utilise a particular facility would cause the limit in respect of such facility to be exceeded.

20.   EVENTS OF DEFAULT

      20.1 For the purposes of the Facility Letter each of the following events shall be regarded as an event of default:

            20.1.1 if the Customer fails to pay any sum due by it to the Bank or to Standard Bank Group Limited or any other subsidiary or associate company of Standard Bank Group Limited, on the due date therefor;

            20.1.2 if the Customer defaults in the due and punctual performance of any other obligation under the Facility Letter or under any other written agreement between the Customer and the Bank or between the Customer and Standard Bank Group Limited or any other subsidiary or associate company of Standard Bank Group Limited;

            20.1.3 if any representation or warranty or undertaking made or represented either in respect of the Customer in or pursuant to the Facility Letter or in any documents delivered under the Facility Letter, is not complied with or is incorrect in any respect;

            20.1.4 if the Customer is deemed to be unable to pay its debts in accordance with the provisions of section 345 of the Companies Act, 1973 (as amended) or otherwise defaults generally in the payment of its liabilities;

            20.1.5 if a resolution is taken by the members or shareholders of the Customer or the members or shareholders of any surety or guarantor for the Customer's indebtedness to the Bank, to voluntarily wind-up any of the said parties or if any of the said parties or any of their assets become subject to any sequestration, liquidation or judicial management order, whether provisional or final, or if any trustee, liquidator, curator, judicial manager or any similar officer is appointed in respect ofany of the said parties or any of their assets;

            20.1.6 if the Customer or any surety or guarantor for the Customer's indebtedness to the Bank, is unable to pay its debts, suspends or threatens to suspend payment of all or a material part of (or of a particular type of) its indebtedness to any other creditors, commences negotiations or takes any other step with the view to the deferral, rescheduling or other re-adjustment of all of (or all of a particular type of) its indebtedness to creditors (or of any part of such indebtedness which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a part of the indebtedness of the Customer or of any surety or guarantor for the Customer's indebtedness to the Bank (as the case may be);

            20.1.7 if an attachment, execution or other legal process is levied, enforced, issued or sued out on or against any assets of the Customer or of any surety or guarantor for the Customer's indebtedness to the Bank, and is not discharged or stayed within 30 (thirty) days;

            20.1.8 if at any time, the amount outstanding under a facility granted to the Customer exceeds the maximum aggregate limit for that facility, or the total amounts outstanding under all of the Facilities exceed the total of the maximum aggregate limits for each facility;

            20.1.9 if any sureties in respect of the Customer's indebtedness to the Bank deliver a valid and effective notice of termination of liability under such suretyship;

            20.1.10 if any other party which owes any obligations to the Bank in connection with the Facilities (including but not limited to obligations in terms of negative pledges, undertakings or subordinations), breaches any of such obligations;

            20.1.11 if the auditors of the Customer in any financial statements of the Customer published after the date of the last set of audited financial statements furnished to the Bank or if none have been so furnished, after the date of signature of the Facility Letter by the Customer, materially qualifies that annual statement in any respects or inserts a note in the supporting documents to that financial statement relating to any material irregularity;

            20.1.12 if there is a material deterioration in the Customer's financial position.

                    "MATERIAL DETERIORATION" SHALL MEAN MATERIAL DETERIORATION IN THE BANK'S REASONABLE OPINION;

            20.1.13 if the Customer embarks on any process or concludes any transaction in terms of which the Customer acquires or will acquire its own shares, or in terms of which the Customer assists or proposes to assist one or more of its subsidiaries to purchase shares in the Customer or in terms of which a payment will be made to shareholders in terms of s90 of the Companies Act 61 of 1973, as amended, without the prior written consent of the Bank;

            20.1.14 if the Customer embarks on any process or concludes any transaction in terms of which the Customer assists, or proposes to assist its holding company to acquire its own (i.e. the holding company's) shares or where the Customer acquires shares in its holding company;

            20.1.15 should the Bank become aware, at any time, of a fact or circumstance (whether same was present at or before the time of acceptance of this Facility Letter by the Customer or arose thereafter), which in the reasonably exercised opinion of the Bank has, or could in the future have, an adverse effect on the Customer's ability to perform any of its obligations to the Bank in terms of the Facility Letter, or prejudice the Bank's position with respect to the Facilities in any other way;

            20.1.16 if any of the above paragraphs apply to any Additional
                    Party.


      20.2 The Bank may without prejudice to any other rights hereunder or at law, at any time after the happening of an event of default, by written notice to the Customer.

            20.2.1 decline any request by the Customer (or any Additional Party) to draw down any further monies under the Facilities (or any one or more of them) or to further utilise or avail of any of the Facilities (or any one or more of them); and/or

            20.2.2 require on demand payment of all indebtedness under the Facilities (or any one or more of them) which is then outstanding and whether or not it is then due for payment, and upon any such demand all that indebtedness shall immediately become due and payable; and/or

            20.2.3 require on demand payment of all breakage costs the Bank may have incurred or sustained, being all costs, losses and/or reduced receipts which the Bank may have sustained or incurred in relation to the termination or modification of any arrangements the Bank may have made on account of or in respect of funds borrowed, contracted for or utilised to fund any amount payable or advanced under the Facilities; and/or

            20.2.4 require on demand cash security for any contingent liabilities under the Facility Letter to the Bank.

      20.3 The Bank's rights under this paragraph shall not be exhaustive but shall be in addition to and without prejudice to any other rights which it may have under the Facility Letter or the law.

      20.4 The contents of this paragraph shall not derogate from the Bank's rights in relation to any Facilities which are repayable and/or terminable on demand.

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                                                                      APPENDIX B

                   TERMS AND CONDITIONS OF SPECIFIC FACILITIES

1.    DEFINITIONS

      1.1 In this appendix, words and phrases shall unless the context indicates otherwise, or the relevant word or phrase is defined separately in this appendix, bear the meanings assigned to them in the offer letter ("THE OFFER LETTER") to which this document forms an appendix.

      1.2 The Offer Letter together with all appendices thereto is referred to as "THE FACILITY LETTER".

      1.3 "BUSINESS DAY" shall mean any day which is not a Saturday, Sunday or public holiday in South Africa and, in the case of an offshore loan, not a public holiday in the country of the currency in which the loan has been or is requested to be granted, or in the Isle of Man (in the case where the loan has been or is requested to be granted out of the Isle of Man).

2.    AVAILMENT OF SPECIFIC FACILITIES

      The Customer shall only be entitled to avail of those Facilities referred to in the Offer Letter, which Facilities shall in addition to the terms and conditions contained in the Offer Letter and any other appendices thereto and any separate agreement pertaining to such Facilities, be subject to the relevant terms and conditions for each facility as set out in this appendix.

3.    GSTBF

      3.1   Availability

            3.1.1 Subject to the availability of a particular instrument at a particular time and any contrary indication in the Offer Letter or thereafter, any of the instruments referred to below may be utilised provided that the aggregate amount outstanding at any point in time, under such instruments together with any limit afforded to the Customer for a Revolving Credit Facility, shall not exceed the aggregate maximum limit granted to the Customer for GSTBF and, neither the Customer nor any of the Additional Parties shall be entitled to utilise an instrument to the extent that such utilisation would result in the said aggregate maximum limit being exceeded.

            3.1.2   Should:

                    3.1.2.1 there be any change in legislation or in the
                            departmental practice of any authority, and in particular without limiting the generality of the aforegoing, any change in the Income Tax Act 1962 (as amended) or the Banks Act 1990 (as amended) or any regulations made in terms thereof, or in the interpretation or application of any such legislation or departmental practice, by any court or competent official; or

                    3.1.2.2 there be any change in banking practice as it
                            affects or is applied by the Bank and any other financial institution registered in terms of the Banks Act 1990 (as amended); or

                    3.1.2.3 any other event occurs which is beyond the control of the Bank;

                            with the result that an instrument offered in terms hereof is no longer made available, the Bank may notify the Customer in writing that the affected instrument will no longer be made available and the Customer shall, within 5 (five) days of the despatch of such notice elect (or procure that any Additional Party utilising an affected instrument under the provisions of the Facility Letter elects):

                            3.1.2.3.1 to utilize one or more of the other
                                      instruments offered under the GSTBF; or

                            3.1.2.3.2 to settle the amount owing under the
                                      affected instrument.

      3.2   Instruments comprising GSTBF

            3.2.1   Overdraft

                    INTEREST

                    The initial rate of interest on the overdraft shall be the Bank's Prime overdraft interest rate, which is the publicly quoted basic rate of interest per annum (as certified by any manager of the Bank, whose appointment it shall not be necessary to prove) at which the Bank lends on overdraft.

                    Such interest will be payable monthly in arrears and be debited to the relevant current account on a day convenient to the Bank, once in each calendar month in arrears.

            3.2.2   Call Loans

                    INTEREST

                    The rate applicable to each call loan, shall be the rate quoted to the Customer (or an Additional Party) by the Bank prior to the availment of each such call loan and the Bank shall be entitled to adjust the rate at its discretion on a daily basis. Interest shall be payable monthly in arrears on dates convenient to the Bank in each calendar month and on the date of repayment of a call loan.

            3.2.3   Short Term Loans

                    INTEREST

                    The rate applicable to each short term loan shall be the rate quoted by the Bank to the Customer (or an Additional Party) prior to the availment of each such short term loan. Interest shall be payable on the due date for repayment of a short term loan unless otherwise agreed between the Bank and the Customer (or an Additional Party).

                    REPAYMENT

                    Subject to the Bank's rights in terms of the paragraph headed "Duration and Repayment of Facilities" in appendix "A" to the Facility Letter, all amounts outstanding under each short term loan shall be repayable at the end of a period as stated by the Bank to the Customer (or any Additional Party) for each short term loan prior to the advance of each short term loan.

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

            3.2.4 Revolving Acceptance Credit Facility and Foreign Currency Finance Facility

                    The availment of the Revolving Acceptance Credit Facility and the Foreign Currency Finance Facility shall be subject to the Customer (or any Additional Party) having agreed to the Bank's separate terms and conditions pertaining to each of these particular facilities.

            3.2.5   Offshore Trade and Working Capital Loans

                    3.2.5.1 OFFSHORE LOANS PROVIDED BY STANDARD FINANCE (ISLE OF
                            MAN) LIMITED ("SFL") OR STANDARD BANK LONDON LIMITED ("SBL"):

                            The availment of this facility shall be subject to SFL or SBL having agreed to grant the Customer (or Additional Party) such facility and the Customer (or the Additional Party, as the case may be) having accepted SFL's or SBL's separate terms and conditions pertaining to such facility (as the case may be).

                            For the purposes of calculating the amount outstanding under the GSTBF, amounts owed to SFL or SBL under this facility shall also be taken into account and the equivalent rand amount utilised under this facility shall be calculated by notionally converting the balance outstanding under this facility on a daily basis, to the rand equivalent using the Bank's daily spot rate of exchange or the rate specified in an applicable forward exchange contract, as the Bank may in its sole discretion decide.

                    3.2.5.2 OFFSHORE LOANS PROVIDED BY THE BANK:

                            INTEREST

                            The rate applicable to each loan advanced by the Bank under this facility, shall be the rate quoted by the Bank to the Customer (or any Additional Party) prior to the advance of each such loan. Interest will be calculated on each loan on the basis of actual days elapsed on a 360 day period (or 365 days for certain currencies determined by the Bank, such as ZAR or GBP) and will be payable in arrears at the end of each consecutive interest period (the duration of which will be the period agreed upon by the Bank and the Customer (or any Additional Party) prior to the advance of each loan) and on the date of repayment of the loan, unless otherwise agreed by the Bank.

                            AVAILMENT

                            A request for a draw down under this facility must be made no later than 2 Business Days prior to the date of the proposed draw down and will be irrevocable once made.

                            REPAYMENT

                            Subject to the Bank's rights in terms of the paragraph headed "Duration and Repayment of Facilities" in appendix "A" to the Facility Letter, all amounts outstanding under each loan shall be repayable at the end of a period as stated by the Bank to the Customer for each loan prior to the advance of each loan.

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

                            All amounts outstanding under each loan granted under this facility shall be repayable in the currency in which such loan was made.

                            Should the Bank terminate this facility and require repayment of all amounts outstanding thereunder, or should amounts otherwise fall due under a loan, the Bank shall be entitled, but not obliged, in its sole discretion, to advance funds under one of the other instruments made available under the GSTBF and to utilise the funds so advanced to settle or reduce the amounts owed to the Bank under this facility. Any funds advanced by the Bank in terms of this paragraph will be converted to the currency in which the offshore loans were made available, at the Bank's spot rate of exchange on the day on which the funds are used to settle or reduce the amounts outstanding under this facility or in the Bank's sole discretion the forward exchange rate provided for in any forward exchange contract which may be in force at the relevant point in time.

                            CALCULATION OF RAND AMOUNT UTILISED

                            For the purposes of calculating the total rand amount utilised under the GSTBF, the balance outstanding under this facility shall be notionally converted on a daily basis to the rand equivalent using the Bank's daily spot rate of exchange.

                            EXCHANGE CONTROL APPROVAL

                            This facility may only be utilised to the extent that such exchange control approval as may be required, has been obtained (proof of which has been furnished to the Bank).

            3.2.6   Other Instruments

                    Any other instruments offered by the Bank as a GSTBF may be utilised, provided that the Bank has agreed thereto and that the Customer (or the relevant Additional Party, as the case may be) has executed any additional documentation which the Bank may require (failing any such requirements, the Facility Letter and the Bank's usual terms and conditions relating to such instrument, shall be applicable).

4.    DERIVATIVE PRODUCTS

      4.1 The Customer and/or any Additional Parties shall only be entitled to avail of any derivative products mentioned in the Offer Letter if all conditions precedent referred to in the Offer Letter have been met or waived in accordance with the provisions of the Offer Letter, and if the Bank and the Customer (or the Additional Party in question, as the case may be) have concluded a separate agreement on terms and conditions acceptable to the Bank in relation to the derivative products, and the Customer or the Additional Party in question, as the case may be has executed a credit support annex (acceptable to the Bank) in connection with such agreement.

5.    GUARANTEE AND LETTER OF CREDIT FACILITIES

      5.1 The aggregate amount of any and all guarantees and letters of credit issued by the Bank under guarantee and letter of credit facilities respectively shall at no time exceed the maximum aggregate limits for the respective facilities.

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

      5.2 The rate of commission applicable to each guarantee and letter of credit issued shall be agreed upon at the time the request to issue a guarantee is made, or alternatively, in the absence of such agreement, the Bank's usual rates of commission shall apply and shall be paid on demand by the Customer.

      5.3 Guarantees and letters of credit will only be issued by the Bank under the guarantee facility or letter of credit facility (as the case may be) in formats which are approved of by the Bank and upon the signature on behalf of the Customer (or the relevant Additional Party, as the case may be) of the Bank's usual form of application for the issue of a guarantee or letter of credit (as the case may be).

6. CREDIT CARD, CHEQUES MARKED, ELECTRONIC BANKINQ FACILITIES, STANNIC, TERM LOAN, PREFERENCE SHARE FACILITY, STRUCTURED FINANCE FACILITY, ANY FACILITY NOT SPECIFICALLY REFERRED TO IN THIS APPENDIX AND WHICH IS OFFERED BY THE BANK TO THE CUSTOMER NOW OR IN THE FUTURE

      Utilisation of the above facilities is subject to the Bank's usual terms and conditions pertaining thereto or, if so required by the Bank, to the Customer (or such Additional Parties, as the Bank may require) having accepted the Bank's or other entity's separate terms and conditions pertaining to the facility in question.

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